Exhibit 99.1

HealthpeakTM Appoints Sara Grootwassink Lewis to its Board of Directors

IRVINE, CA, November 5, 2019 – Healthpeak Properties, Inc. (NYSE: PEAK) today announced the appointment of Sara Grootwassink Lewis as an independent director to its Board of Directors, effective immediately. The appointment of Ms. Lewis expands the Board to eight directors, with an average director tenure of approximately five years.

Brian Cartwright, Healthpeak’s Chairman of the Board, stated, “The addition of Sara Lewis will complement the talent, strength and diversity of our Board. We look forward to her contributions, and I am delighted to welcome Sara to our Board.”

Ms. Lewis founded and serves as the Chief Executive Officer of Lewis Corporate Advisors, a board and capital markets advisory firm, where she leverages her decade of corporate boardroom experience and more than 20 years of corporate finance and capital markets experience. She has served on several public company boards, and currently is a director of both Sun Life Financial and Weyerhaeuser Company, where she is the Chair of the Audit Committee for both companies. Ms. Lewis has been part of the executive teams of public real estate investment trusts, including as Executive Vice President and Chief Financial Officer of Washington Real Estate Investment Trust. She also currently serves on the Leadership Board for the U.S. Chamber of Commerce at the Center for Capital Markets Competitiveness and on the Board of Trustees for the Brookings Institution. Ms. Lewis is a certified public accountant and a chartered financial analyst.

“We are pleased to have Sara join Healthpeak’s talented Board of Directors,” said Tom Herzog, Healthpeak’s Chief Executive Officer. “Her vast knowledge and experience in the REIT industry will further support our focused efforts to grow the company and deliver long-term shareholder value.”

ABOUT HEALTHPEAK PROPERTIES

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns and develops high-quality real estate in the three private-pay healthcare asset classes of Life Science, Senior Housing and Medical Office, designed to provide stability through the inevitable industry cycles. At Healthpeak, we pair our deep understanding of the healthcare real estate market with a strong vision for long-term growth. For more information regarding Healthpeak, visit www.healthpeak.com.

CONTACT

Barbat Rodgers
Senior Director – Investor Relations
949-407-0400